As filed with the Securities and Exchange Commission on February__, 2008	Reg. No. 333-126728

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM SB-2

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Tix Corporation
(Exact Name of Small Business Issuer in its Charter)

Delaware	7830	95-4417467
(State or Other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

12001 Ventura Place
Suite 340
Studio City, California 91604
(818) 761-1002
(Address and telephone number of principal executive offices)

Same as above
(Address of principal place of business or intended principal place of business)

Mitchell J. Francis
12001 Ventura Place, Suite 340
Studio City, California 91604
(818) 761-1002
(Name, Address and Telephone Number of Agent Service)

Copies of All Communications to:
David L. Ficksman, Esq.
Troy & Gould Professional Corporation
1801 Century Park East, Suite 1600
Los Angeles, California 90067
(310) 789-1290

Approximate date of proposed sale to the public: Not applicable.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

DEREGISTRATION OF SECURITIES

The Registrant previously filed with the Securities and Exchange Commission (the “Commission”), and the Commission declared effective, a registration statement on Form SB-2, Registration No. 333-126728 (the “Registration Statement”), for the registration of the resale of 25,038,703 shares of our common stock by certain selling stockholders (a) issuable pursuant to a Standby Equity Distribution Agreement, and upon conversion or exercise of convertible debentures and warrants previously issued, or (b) received as a commitment fee under the Standby Equity Distribution Agreement; as a placement agent fee; for consulting and legal services; under a financial engagement agreement; and pursuant to private placement transaction agreements. A170,000 shares of the common stock were sold pursuant to the Registration Statement. This Post-Effective Amendment No. 1 to the Registration Statement is being filed to terminate the Registration Statement and deregister the 24,868,703 shares of the common stock that were registered under the Registration Statement which remain unsold under the Registration Statement as of the date hereof. No shares of common stock shall remain available for sale pursuant to this Registration Statement, effective as of the date of this Post-Effective Amendment No. 2.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Tix Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form SB-2 and has duly caused this Post-Effective Amendment No. 2 to Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Studio City, California on February 26, 2008.

TIX CORPORATION

By:	/s/ Mitchell J. Francis

Name: Mitchell J. Francis Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Form SB-2 has been signed by the following persons in the capacities indicated and as of February 23, 2008.

Signature	Title	Date

/s/ Mitchell J. Francis	Chief Executive Officer (Principal Executive Officer)	February 26, 2008
Mitchell J. Francis

/s/ Matthew Natalizio	Principal Financial Accounting Officer	February 26, 2008
Matthew Natalizio

/s/ Benjamin Frankel	Director	February 26, 2008
Benjamin Frankel

/s/ Norman Feirstein	Director	February 26, 2008
Norman Feirstein

/s/ Sam Georges	Director	February 26, 2008
Sam Georges

/s/ Andy Pells	Director	February 26, 2008
Andy Pells